NEWS RELEASE

BIOFUEL COO STEPS DOWN

DENVER, COLORADO – June 3, 2010 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF), an ethanol production company, today announced that Daniel J. Simon, the company’s Chief Operating Officer and one of its founders, will be leaving the company effective June 30th to pursue other business interests.   The company and Mr. Simon have been developing a transition plan, of which Mr. Simon’s departure represents the final step.  The company’s VP of Operations, Doug Anderson, will now report directly to Scott H. Pearce, the company’s CEO.

Mr. Pearce stated, “On behalf of BioFuel Energy, I would like to thank Dan for his contributions and wish him the very best for his future.  Dan has been instrumental in founding and building this Company.  He brought all of his unique talents to bear in getting the plants up and running reliably, while overcoming a number of significant obstacles along the way.”

Mr. Simon stated, “This was an extremely difficult decision for me because of my regard for the company I co-founded, the quality of the team we’ve developed, and the value I place in building a business that makes a significant contribution to both the environment and our country’s energy independence.  However, the company is well positioned for my departure with a strong management team, reliable operations and the leadership needed to drive business objectives and improve our bottom line.  I believe that I’ve accomplished the goals we originally set out in April of 2006, and look forward to focusing on my growing family and new business interests. “

Mr. Pearce continued, “With the addition of Doug Anderson and other key members to the operations management team, and with this streamlined reporting structure, I believe that the company is in a solid position to execute on our 2010 business plan and beyond, as we continue on our path to becoming one of the leading ethanol producers in the U.S.”

This release contains certain forward-looking statements within the meaning of the Federal securities laws.  Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks.  Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved.  Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K.

BioFuel Energy currently has two 115 million gallons per year ethanol plants in the Midwestern corn belt.  The Company’s goal is to become a leading ethanol producer in the United States by acquiring, developing, owning and operating ethanol production facilities.

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Contact:	Kelly G. Maguire	For more information:
	Vice President - Finance &	www.bfenergy.com
Chief Financial Officer
(303) 640.6500
kmaguire@bfenergy.com

1600 Broadway, Suite 2200• Denver, CO • 303.640-6500 •  www.bfenergy.com